FOR IMMEDIATE RELEASE	EXHIBIT 99.1

May 8, 2013

GSI Group Announces Financial Results for the

First Quarter 2013

•	First Quarter 2013 Revenue from Continuing Operations of $83 million

•	First Quarter 2013 Adjusted EBITDA of $11.5 million

•	First Quarter 2013 Diluted Earnings Per Share from Continuing Operations of $0.04

•	Acquisition of NDS Surgical Imaging completed on January 15, 2013

•	Divestiture of Semiconductor Systems business completed on May 3, 2013

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of precision photonics and motion control components and subsystems to the medical, industrial, electronics and scientific markets, today reported financial results for the first quarter of 2013. Unless otherwise noted, all financial results in this press release are GAAP measures for continuing operations.

First Quarter

The reported results from continuing operations exclude the operating results of our Semiconductor Systems and Laser Systems business lines, which were classified as discontinued operations beginning in the second quarter of 2012.

“We are pleased to report first quarter financial results that are in the upper half of our guidance range,” said John Roush, Chief Executive Officer. “The Company executed well on all fronts, and delivered profitable growth in a decidedly mixed economic climate. With the addition of NDS, the divestiture of Semiconductor Systems, and the completion of the 12X12 restructuring plan, we have made meaningful progress in our transformation of GSI into a world class technology company that can deliver innovative solutions to customers while delivering consistently attractive financial returns.”

During the first quarter of 2013, GSI generated revenue of $83.1 million, an increase of 27.5% from $65.2 million in the first quarter of 2012. The NDS acquisition accounted for a 28.1% revenue increase year-over-year, while changes in foreign exchange rates contributed to a 1.2% decrease in revenue. Excluding the impact of the NDS acquisition and changes in foreign exchange rates, the Company’s revenue increased 0.6% compared to the first quarter of 2012.

In the first quarter of 2013, income from operations was $0.9 million, or 1.1% of revenue, compared to $2.8 million, or 4.3% of revenue, during the same period last year. Included in the first quarter of 2013 income from operations was $2.5 million of amortization of intangibles and inventory fair value adjustments and $1.1 million of acquisition charges, both related to the NDS acquisition. Also included in the first quarter of 2013 income from operations was approximately $2.0 million of restructuring charges, compared to $2.2 million of restructuring charges in the first quarter of 2012.

Diluted earnings per share (“EPS”) from continuing operations was $0.04 in the first quarter of 2013, compared to $0.03 in the first quarter of 2012.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $11.5 million in the first quarter of 2013, compared to $9.9 million in the first quarter of 2012.

As of March 29, 2013, cash and cash equivalents was $36.3 million, while total debt was $103.1 million. In the first quarter of 2013, GSI borrowed $60 million under its revolving credit facility to finance the acquisition of NDS. The Company completed the first quarter of 2013 with approximately $66.8 million of Net Debt, as defined in the non-GAAP reconciliation below.

Operating cash flow for the first quarter of 2013 was $4.6 million, compared to $9.1 million of operating cash flow in the first quarter of 2012. Operating cash flows include the cash flows of both continuing and discontinued operations. Cash provided by operating activities for the first quarter of 2013 was impacted by cash restructuring payments of $1.8 million, acquisition-related expenses associated with the NDS acquisition of $1.1 million, and an increase in accounts receivable of $6.7 million, which was due in part to the acquisition of NDS, and in part to lower than expected shipments in January as a result of the consolidation of the Company’s Bedford and Lexington, Massachusetts manufacturing facilities.

Strategic Update

Reorganization of Reporting Segments

As a result of the NDS acquisition and restructuring activities, the Company realigned its reportable segments resulting in two segments: Laser Products and Precision Technologies. The segment realignment resulted in our Laser Scanners product line being moved to our Laser Products segment and NDS being added to our Precision Technologies segment. The Company’s Laser Products segment continues to be led by Matthijs Glastra, while our Precision Technologies segment is led by Jamie Bader.

“Our new segment alignment reflects our strategy, the markets we serve, the way we manage the Company and the structure of our incentive compensation system. We now have all of our activities related to the laser industry in one segment, including our laser sources, beam delivery technologies and optics. This alignment reflects the customer overlap and operating synergies we have in that space,” said John Roush. “Our Precision Technologies segment captures the majority of our medical component business, including the NDS acquisition, and our precision motion product lines. There are meaningful opportunities for collaboration and synergy across these areas that we intend to pursue,” added Mr. Roush.

Growth Platforms

The Company continued to realize significant progress with its growth platforms in the quarter, as demonstrated by the sales performance of certain product lines.

Sales of the Company’s Fiber Laser products more than doubled in the first quarter of 2013 versus the first quarter of 2012, with a book-to-bill ratio of 1.8. Fiber laser sales are expected to be in the range of $10 to 12 million for the full year 2013. The Company’s fiber laser product offering includes a full range of mid-power products and has been extended into the high-power range with offerings up to 3 kW. The fiber laser product line presently operates with gross margins significantly below the Company average.

The Company’s focus for 2013 is the development of the new fiber laser architecture, which has the potential to significantly reduce bill-of-material costs and improve profitability across the product range. This new architecture will be deployed in stages over the latter part of 2013 and 2014; in partnership with third party manufacturers and suppliers.

The Company’s scanning solutions product platform also delivered significant growth, with sales increasing nearly 50% year over year. In the last year, the Company has been awarded solutions programs in numerous application areas and has opened applications laboratories in Japan, Europe and the United States. Scanning solutions product sales are expected to be approximately $15 million in 2013.

With the acquisition of NDS in January 2013, the Company made significant progress against its strategy to focus growth investment in components targeted to medical original equipment manufacturers (“OEMs”). NDS is a San Jose, California-based business line that designs, manufactures, and markets medical grade high definition visualization solutions and imaging informatics products for the surgical and radiology end markets. The acquisition, which is now expected to add approximately $75 million to GSI’s 2013 revenue, provides increased presence and relevancy in the medical component space.

Restructuring Update

On April 9, 2013, GSI entered into an agreement for the sale of its Semiconductor Systems business to Electro Scientific Industries, Inc. (“ESI”) for $8.0 million in cash, subject to customary closing conditions. The transaction was consummated on Friday, May 3, 2013.

“The completion of the sale of the Semiconductor Systems business closes out a significant phase in our transformation of the Company,” said John Roush. “Over a year ago, we made the decision to focus on OEM components and subsystems technologies and to reduce our emphasis on the microelectronics end markets. The sale of our last remaining systems business to ESI is consistent with those priorities, and it provides the best opportunity for that business to thrive under the ownership of a new parent company with significant presence in the microelectronics market,” added Mr. Roush.

Financial Outlook

For the second quarter of 2013, the Company expects revenue from continuing operations of between $84 million and $86 million. In addition, the Company expects Adjusted EBITDA to be in the range of $11 million to $12.5 million for the second quarter of 2013.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “believe,” “future,” “could,” “estimate,” “should,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, expectations regarding anticipated financial performance; anticipated sales of fiber laser and scanning solutions products; plans regarding the development and deployment of a lower cost fiber laser product architecture; opportunities for synergies within the Precision Motion segment; expected liquidity and capitalization; drivers of revenue growth; management’s plans and objectives for future operations, expenditures and product development; business prospects; expectations regarding recent and potential future products; anticipated sales performance; industry trends; market conditions; anticipated benefits from acquisitions; the Company’s ability to leverage its medical original equipment manufacturer (“OEM”) sales channels and the NDS acquisition; our expectations regarding NDS’s revenue, customers, markets, and profitability; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: loss of customers, reductions in orders by customers, and customer order cancellations; economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results, and our failure to meet or exceed our expected financial performance; customer order timing and other similar factors beyond our control; our dependence on one customer in our medical components market; disruptions or breaches in security of our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; disruptions to our manufacturing operations as a result of natural disasters; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make divestitures that provide business benefits; our failure to successfully integrate recent and future acquisitions into our business; our ability to attract and retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; our failure to comply with various federal, state and foreign regulations; changes in governmental regulation of our business or products; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market price for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence over our business of certain significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness may limit our ability to engage in certain activities; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our subsequent filings with the Securities and Exchange Commission (“SEC”), and in our future filings with the Securities and Exchange Commission. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on Wednesday, May 8, 2013 to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time. The conference ID number is 9407 1031.

A playback of this conference call will be available beginning 6:00 p.m. EDT, Wednesday, May 8, 2013. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 9407 1031. The playback will remain available until 8:00 p.m. EDT, Wednesday, May 29, 2013.

A replay of the audio webcast will be available four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

About GSI

GSI Group Inc. designs, develops, manufactures and sells precision photonics and motion control components and sub-systems for applications demanding extremely high levels of performance. Our technology is targeted primarily at Original Equipment Manufacturers for incorporation into products and systems for a wide range of applications in major markets including: medical, industrial, electronics and scientific. GSI Group Inc.’s common shares are listed on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended
	March 29, 2013	March 30, 2012
Sales	$83,114	$65,186
Cost of sales	49,951	37,505

Gross profit	33,163	27,681

Operating expenses:
Research and development and engineering	6,621	5,773
Selling, general and administrative	20,240	16,208
Amortization of purchased intangible assets	2,236	662
Restructuring costs and other	3,117	2,217

Total operating expenses	32,214	24,860

Income from operations	949	2,821
Interest expense, net	(895)	(809)
Foreign exchange transaction gains (losses), net	1,196	(892)
Other income (expenses), net	369	187

Income from continuing operations before income taxes	1,619	1,307
Income tax provision	150	230

Income from continuing operations	1,469	1,077
Income from discontinued operations, net of tax	649	322

Consolidated net income	2,118	1,399
Less: Net income attributable to noncontrolling interest	(36)	(18)

Net income attributable to GSI Group Inc.	$2,082	$1,381

Earnings per common share from continuing operations:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03

Earnings per common share from discontinued operations:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Earnings per common share attributable to GSI Group Inc.:
Basic	$0.06	$0.04
Diluted	$0.06	$0.04
Weighted average common shares outstanding – basic	33,983	33,679
Weighted average common shares outstanding – diluted	34,271	33,878

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	March 29, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$36,337	$65,788
Accounts receivable, net	57,285	42,652
Inventories	64,902	52,801
Prepaid expenses and other current assets	29,676	29,609
Assets of discontinued operations	18,283	17,618

Total current assets	206,483	208,468
Property, plant and equipment, net	33,645	32,338
Intangible assets, net	73,490	40,020
Goodwill	73,271	44,578
Other assets	13,429	12,056

Total assets	$400,318	$337,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	25,195	18,824
Accrued expenses and other current liabilities	28,007	22,997
Liabilities of discontinued operations	4,716	5,605

Total current liabilities	65,418	54,926

Long-term debt	95,625	42,500
Other long-term liabilities	12,791	11,828

Total liabilities	173,834	109,254

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	226,051	227,809
Noncontrolling interest	433	397

Total stockholders’ equity	226,484	228,206

Total liabilities and stockholders’ equity	$400,318	$337,460

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	March 29, 2013	March 30, 2012
Cash flows from operating activities:
Consolidated net income	$2,118	$1,399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,482	3,800
Share-based compensation	1,544	1,282
Deferred income taxes	(974)	—
Non-cash restructuring charges	(241)	1,318
Earnings from equity investment	(361)	(177)
Other non-cash items	880	253
Changes in operating assets and liabilities:
Accounts receivable	(6,697)	(846)
Inventories	1,177	(273)
Deferred revenue	(682)	(2,238)
Other operating assets and liabilities	2,362	4,569

Cash provided by operating activities	4,608	9,087

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,715)	(1,398)
Cash paid for business acquisition	(82,653)	—

Net cash used in investing activities	(84,368)	(1,398)

Cash flows from financing activities:
Repayments of debt	(6,875)	(12,500)
Proceeds from term loan and revolving credit facility	60,000	—
Other financing activities	(1,017)	(228)

Net cash provided by (used in) financing activities	52,108	(12,728)

Effect of exchange rate on cash and cash equivalents	(1,799)	562

Decrease in cash and cash equivalents	(29,451)	(4,477)
Cash and cash equivalents, beginning of period	65,788	54,835

Cash and cash equivalents, end of period	$36,337	$50,358

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EBITDA (non-GAAP):	Three Months Ended
	March 29, 2013	March 30, 2012
Net income attributable to GSI Group Inc. (GAAP)	$2,082	$1,381
Interest expense, net	895	809
Income tax provision	150	230
Depreciation and amortization	5,457	3,609
Share-based compensation	1,544	1,282
Restructuring and other costs	3,117	2,217
Acquisition fair value adjustments	504	—
Income from discontinued operations, net of tax	(649)	(322)
Other, net	(1,565)	705

Adjusted EBITDA (Non-GAAP)	$11,535	$9,911

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income attributable to GSI Group Inc. before deducting interest expense, net, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring and other costs, acquisition fair value adjustments, income from discontinued operations, net of tax, and other non-operating income/expense items, including foreign exchange gains/losses and earnings from equity investment. Restructuring and other non-recurring costs primarily relate to the Company’s 12x12 restructuring and NDS restructuring programs and acquisition related costs.

Management believes Adjusted EBITDA provides meaningful supplementary information regarding the Company’s operating results because it excludes amounts that management does not consider as part of operating results when assessing and measuring the operational and financial performance of the Company. Management believes Adjusted EBITDA allows viewing of operating trends and performing analytical comparisons. Adjusted EBITDA is also used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees. Accordingly, the Company believes this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or non-recurring items.

Net Debt (non-GAAP):	March 29, 2013	December 31, 2012
Debt (GAAP)	$103,125	$50,000
Less: cash and cash equivalents	(36,337)	(65,788)

Net Debt (Non-GAAP)	$66,788	$(15,788)

The Company defines Net Debt, a non-GAAP financial measure, as its total debt less its cash and cash equivalents. Management uses Net Debt to monitor the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

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